UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 19, 2016

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 19, 2016, Social Reality, Inc. executed a Financing and Security Agreement dated September 14, 2016, as amended by Amendment No. 1 also dated September 14, 2016 (collectively, the "FastPay Agreement"), with FastPay Partners LLC (“FastPay”) creating an accounts receivable-based credit facility.

Under the terms of the FastPay Agreement, FastPay may, at its sole discretion, purchase our eligible accounts receivables. Upon any acquisition of accounts receivable, FastPay will advance us up to 80% of the gross value of the purchased accounts, up to a maximum of $8 million in advances. Each account receivable purchased by FastPay will be subject to a factoring fee rate specified in the FastPay Agreement calculated as a percentage of the gross value of the account outstanding and additional fees for accounts outstanding over 30 days. We are subject to a concentration limitation on the percentage of debt from any single customer of 25% to the total amount outstanding on our purchased accounts, subject to increase to 50% for our larger customer.

We will be obligated to repurchase accounts remaining uncollected after a specified deadline, and FastPay will generally have full recourse against Social Reality in the event of nonpayment of any purchased accounts. Our obligations under the FastPay Agreement are secured by a first position security interest in our accounts receivable, deposit accounts and all proceeds therefrom.

The FastPay Agreement contains covenants that are customary for agreements of this type and are primarily related to accounts receivable and audit rights. We are also required to provide FastPay with 30 day notice of any transaction that results, or would result in, a “change of control” as defined in the FastPay Agreement.  The failure to satisfy covenants under the FastPay Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the FastPay Agreement and/or the acceleration of our obligations. The FastPay Agreement contains provisions relating to events of default that are customary for agreements of this type.

The FastPay Agreement has an initial one-year term and automatically renews for successive one-year terms thereafter, subject to earlier termination by written notice by us, provided that all obligations are paid and the payment of an early termination fee.

The initial advance under the FastPay Agreement is anticipated to be approximately $5.5 million and we will use substantially all of this amount to reduce the obligations outstanding under the Financing Agreement, as amended, with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders.  Additional proceeds available to us under the FastPay Agreement will be used for working capital.

The foregoing description of the FastPay Agreement is not complete and is qualified in its entirety by reference to the full text of the FastPay Agreement, including the amendment, which is filed as Exhibit 10.41 to this report.

Item 9.01

Financial Statements and Exhibits.

10.41

Financing and Security Agreement by and between Social Reality, Inc. and FastPay Partners LLC, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: September 23, 2016	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer

Exhibit Index

10.41

Financing and Security Agreement by and between Social Reality, Inc. and FastPay Partners LLC, as amended.